OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Archstone-Smith Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Notes:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Archstone-Smith Trust
9200 E. Panorama Circle
Englewood, Colorado 80112
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS:
To Be Held May 17, 2006
To our shareholders:
      On behalf of the Board of Trustees, I cordially invite you to attend the 2006 annual meeting of shareholders of Archstone-Smith Trust (“Archstone-Smith”). This year’s meeting will be held on May 17, 2006 at The Brown Palace, 321 Seventeenth Street, Denver, Colorado 80202, at 11:00 a.m. (Mountain Time) for the following purposes:

1.	To elect ten Trustees to serve until the annual meeting of shareholders in 2007 and until their successors are duly elected and qualify;

2.	To ratify the appointment of KPMG LLP as auditors for the current fiscal year; and

3.	To transact such other business as properly may come before the meeting and any adjournment or postponement thereof.
      The accompanying Proxy Statement provides further information regarding the business of the meeting.
      Shareholders of record at the close of business on March 27, 2006 are entitled to notice of, and to vote at, the meeting.
      Your vote is important. Please vote by signing, dating and mailing the enclosed proxy card, or by using a toll-free telephone number or the Internet, in accordance with the instructions on the proxy card. If you are able to attend the meeting, you may revoke your proxy by voting your shares in person. We look forward to seeing you at the meeting.

Caroline Brower
General Counsel and Secretary
April 12, 2006
YOUR VOTE IS IMPORTANT.
PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO GIVE YOUR PROXY BY TELEPHONE OR THE INTERNET.

PROXY STATEMENT FOR 2006 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
SHARES OUTSTANDING AND VOTE REQUIRED
PRINCIPAL SHAREHOLDERS
PROPOSAL 1 -- ELECTION OF TRUSTEES
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND TRANSACTIONS
NOMINATION PROCESS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 2 -- RATIFICATION OF RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
ANNUAL REPORT
SHAREHOLDER PROPOSALS
OTHER MATTERS

ARCHSTONE-SMITH TRUST
PROXY STATEMENT FOR 2006 ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 17, 2006
GENERAL INFORMATION
      Our Board of Trustees is soliciting proxies to be voted at the 2006 annual meeting of shareholders to be held on May 17, 2006. This Proxy Statement, which we expect to send to our shareholders on or about April 12, 2006, provides information concerning the use of the proxy and the business to be transacted at the meeting. If you specify a choice with respect to any matter to be acted upon, the proxy holders will vote the common shares of beneficial interest (the “Common Shares”) represented by your validly executed proxy in accordance with your specifications. If you sign and return a proxy without specifying choices, the proxy holders will vote the Common Shares represented by your proxy in accordance with the recommendations of the Board.
      If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket, which is attached to your proxy card. If you are a beneficial owner whose ownership is registered under another party’s name and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage firm account statement, to: Archstone-Smith Trust, Attn: Secretary, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112, or you may attend if you obtain a proxy in your name from the record owner and present such proxy at the meeting. If you want to vote in person your Common Shares held in street name, you will have to get a proxy in your name from the record owner. Record owners and beneficial owners who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.
      Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of Archstone-Smith, by delivering to the Secretary of Archstone-Smith a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.
      We will bear the cost of soliciting the proxies. In addition to this solicitation by mail, our officers and employees may solicit proxies personally, or by telephone, facsimile transmission or other electronic means. We will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and similar parties to forward the solicitation material to the beneficial owners of Common Shares held of record by those persons, and we will, upon request of those record holders, reimburse forwarding charges and expenses.
      If you share an address with any of our other shareholders, your household might receive only one copy of the Annual Report and Proxy Statement. To request individual copies of the Annual Report and Proxy Statement for each shareholder in your household, please contact the Investor Relations Department, Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112 (telephone: 1-800-982-9293). We will deliver copies of the Annual Report and Proxy Statement promptly following your oral or written request. To ask that only one set of the documents be mailed to your household in the future, multiple shareholders should contact Mellon Investor Services, our transfer agent, if they are the registered owner of the shares or their broker if the shares are registered in street name.
      For purposes of this Proxy Statement, we refer to Archstone-Smith Operating Trust as the Operating Trust. As used in this proxy, “we,” “us” and “our” refers to Archstone-Smith and the Operating Trust collectively, unless the context otherwise requires.

SHARES OUTSTANDING AND VOTE REQUIRED
      At the close of business on March 27, 2006, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, there were 213,664,795 Common Shares outstanding. There is no right to cumulative voting. A majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum at the meeting.
      In any election of Trustees other than a “contested election” (i.e., where there are more Trustee nominees than the number of Trustees to be elected), each Trustee shall be elected by the vote of a majority of the votes cast by the shareholders entitled to vote with respect to the election of Trustees at the shareholders’ meeting. For purposes of this provision, the total number of votes cast with respect to a nominee will equal the number of votes “for” his or her election and the number of votes withheld from his or her election. In a contested election, each Trustee shall be elected by a plurality of all votes cast by shareholders entitled to vote with respect to the election of Trustees at that meeting. Any incumbent Trustee who is not validly elected in an uncontested election because he or she did not receive a majority of the votes cast will continue to serve on the Board as a holdover Trustee under Maryland law. However, our By-Laws require that any Trustee who is not validly elected must submit his or her resignation for consideration by the Nominating and Corporate Governance Committee (the “Nominating Committee” ).
      The Nominating Committee will consider any tendered resignation and recommend to the Board the action to be taken. The Nominating Committee will consider all factors it deems relevant, including, without limitation, any reasons why shareholders voted as they did, the length of service and qualifications of the Trustee, compliance with New York Stock Exchange listing standards for board composition, triggering defaults or other adverse consequences under material contracts and the Trustee’s contributions to the Board. The Board will then consider the recommendation of the Nominating Committee and decide whether to accept or reject the resignation based on the factors considered by the Nominating Committee and such other factors and information it believes relevant. A Trustee whose resignation is being considered generally will not participate in consideration of his or her tendered resignation. If a majority of the members of the Nominating Committee have not been validly elected, then all of the independent members of the Board who were validly elected, or a committee of such Trustees designated by such members, will consider the tendered resignations. If none of the independent Trustees were validly elected, and one or more of the non-independent Trustees was validly elected, then those non-independent Trustees will consider the tendered resignations. Finally, if none of the members of the Board were validly elected, then all members of the Board will consider the tendered resignations.
      A tendered resignation is effective 90 days from the date of tender unless the Board affirmatively determines to (a) reject the resignation, or (b) accept the resignation on a specified future date or the date upon which an individual is selected by the Board to be appointed as a replacement Trustee. The decision of the Board will be disclosed promptly in the filing of a Form 8-K with the Securities and Exchange Commission.
      The affirmative vote of a majority of the votes cast will be required for the election of Trustees and the ratification of KPMG LLP as our auditors. Withheld votes, abstentions and broker non-votes will be counted as Common Shares represented at the meeting for purposes of determining a quorum. Withheld votes will be counted as votes cast and will have an effect on the election of Trustees, while abstentions and broker non-votes will not be counted as votes cast and will have no effect on the ratification of the appointment of KPMG LLP as our auditors. Therefore, it is important that you vote your shares either at the meeting or by proxy. Representatives of our transfer agent will assist us in the tabulation of the votes.
PRINCIPAL SHAREHOLDERS
      The following table sets forth, as of March 27, 2006, the beneficial ownership of Common Shares for (a) each person known to us to have been the beneficial owner of more than five percent of the outstanding Common Shares, (b) each of our Trustees, (c) our Chief Executive Officer and our four other most highly compensated executive officers during 2005 (the “Named Executive Officers” ), and (d) all our Trustees and

executive officers as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. The following table assumes, for purposes of calculating the number and percent of Common Shares beneficially owned by a person, that (i) all Class A-1 Common Units of the Operating Trust (the “Class A-1 Common Units” ) beneficially owned by that person have been redeemed for Common Shares, and (ii) all options and convertible, redeemable or exchangeable securities held by that person which are exercisable or convertible, redeemable or exchangeable or will become exercisable or convertible, redeemable or exchangeable prior to May 26, 2006 have been exercised or converted, redeemed or exchanged, but that no options or convertible, redeemable or exchangeable securities held by other persons have been exercised or converted, redeemed or exchanged. The address of each Trustee and officer listed below is c/o Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112.

			Percentage
			of all
	Number of Common Shares		Common
Name of Beneficial Owner	Beneficially Owned		Shares

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	12,450,053	(1)	5.83%
Stichting Pensioenfonds ABP Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Netherlands	11,219,915	(1)	5.25%
James A. Cardwell	80,555	(2)(3)(4)(5)	*
Ernest A. Gerardi, Jr.	201,567	(3)(4)(8)	*
Ruth Ann M. Gillis	6,943	(3)(4)(5)	*
Ned S. Holmes	59,631	(3)(4)(5)(9)	*
Robert P. Kogod	4,283,826	(4)(6)(10)(11)(12)	2.00%
James H. Polk, III	41,913	(2)(3)(4)	*
John M. Richman	56,454	(2)(3)(4)(5)	*
John C. Schweitzer	58,172	(2)(3)(4)(13)	*
R. Scot Sellers	699,023	(2)(3)(4)(6)(14)	*
Robert H. Smith	3,487,942	(2)(4)(10)(12)	1.63%
J. Lindsay Freeman	209,892	(3)(4)(6)	*
Charles E. Mueller, Jr.	180,117	(2)(3)(4)(6)(7)	*
Alfred G. Neely	51,736	(3)(4)(6)	*
Mark A. Schumacher	14,827	(2)(3)(4)(6)	*
All Trustees and executive officers as a group (14 persons)	9,432,598		4.41%

*	Less than 1%.

(1)	Information regarding beneficial ownership of Common Shares by The Vanguard Group, Inc. is included herein in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2006. Information regarding beneficial ownership of Common Shares by Stichting Pensioenfonds ABP is included herein in reliance on an Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006.

(2)	Includes beneficial ownership of Common Shares which are issuable upon exercise of options, as follows: Mr. Cardwell 15,000; Mr. Polk 11,250; Mr. Richman 15,000; Mr. Schweitzer 15,000; Mr. Sellers 218,354; Mr. Smith 37,500; Mr. Mueller 56,962; and Mr. Schumacher 3,867.

(3)	Includes beneficial ownership of Common Shares which are issuable upon settlement of restricted share unit awards, as follows: Mr. Cardwell 8,000; Mr. Gerardi 3,999; Ms. Gillis 4,504; Mr. Holmes 8,000; Mr. Polk 4,499; Mr. Richman 4,499; Mr. Schweitzer 8,000; Mr. Sellers 288,043; Mr. Freeman 161,312; Mr. Mueller 109,382; Mr. Neely 44,619; and Mr. Schumacher 9,336.

(4)	Includes beneficial ownership of Common Shares which are issuable upon settlement of Dividend Equivalent Units, as follows: Mr. Cardwell 6,172; Mr. Gerardi 814; Ms. Gillis 349; Mr. Holmes 2,481; Mr. Kogod 469; Mr. Polk 3,325; Mr. Richman 5,366; Mr. Schweitzer 6,172; Mr. Sellers 7,125; Mr. Smith 599; Mr. Freeman 46,615; Mr. Mueller 2,324; Mr. Neely 4,768; and Mr. Schumacher 664.

(5)	Includes beneficial ownership of Common Shares which are issuable upon settlement of deferred shares accrued in lieu of trustee fees, as follows: Mr. Cardwell 13,677; Ms. Gillis 2,090; Mr. Holmes 13,736; and Mr. Richman 14,308.

(6)	Includes beneficial ownership of Common Shares held in the Archstone-Smith 401(k) Plan in the following amounts: Mr. Kogod 15; Mr. Sellers 326; Mr. Freeman 1,965; Mr. Mueller 1,928; Mr. Neely 1,048; and Mr. Schumacher 960.

(7)	Includes beneficial ownership of 358 Common Shares held in the Archstone-Smith Deferred Compensation Plan by Mr. Mueller.

(8)	Includes beneficial ownership of 51,350 Common Shares which are issuable upon conversion of Class A-1 Common Units held by Mr. Gerardi and 49,375 Common Shares held by Mr. Gerardi’s spouse.

(9)	Includes 4,000 Common Shares held by family limited partnerships and 5,554 Common Shares held in trust for Mr. Holmes’ children.

(10)	Includes for each of Messrs. Smith and Kogod beneficial ownership of Common Shares which are issuable upon conversion of Class A-1 Common Units as follows: Mr. Smith, 1,732,801 and Mr. Kogod, 1,647,094. Mr. Smith has shared voting and shared dispositive power with respect to 1,543,665 of such Class A-1 Common Units. Of the 1,543,665 Class A-1 Common Units for which Mr. Smith shares voting power and dispositive power, 88,887 are owned by Mr. Smith’s spouse and 1,454,768 are owned by CESM, Inc., of which Mr. Smith is a director, secretary and treasurer. Mr. Kogod has shared voting and shared dispositive power with respect to 1,523,510 of such Class A-1 Common Units. Of the 1,523,510 Class A-1 Common Units for which Mr. Kogod shares voting power and dispositive power, 68,742 are owned by Mr. Kogod’s spouse and 1,454,768 are owned by CESM, Inc., of which Mr. Kogod is a director and the president. The Class A-1 Common Units that are owned by CESM, Inc. are reported twice, once as beneficially owned by Mr. Smith and again as beneficially owned by Mr. Kogod, but are only counted once in the calculation of beneficial ownership of our Trustees and executive officers as a group.

(11)	Includes beneficial ownership of 296,815 Common Shares held by Mr. Kogod’s spouse. Includes beneficial ownership of 189,500 Common Shares for Mr. Kogod that are held by the Robert P. and Arlene R. Kogod Family Foundation. Mr. Kogod has shared voting power and shared dispositive power with respect to all 189,500 of such Common Shares.

(12)	Includes ownership of 1,717,042 shares held by the Charles E. Smith Family Foundation, a charitable 501(c) foundation for which Messrs. Kogod and Smith disclaim beneficial ownership.

(13)	Includes 6,000 Common Shares held by Mr. Schweitzer’s spouse.

(14)	Includes ownership of 18,000 shares held by the Esther Foundation, a charitable 501(c) foundation for which Mr. Sellers disclaims beneficial ownership.
PROPOSAL 1 — ELECTION OF TRUSTEES
      We have a Board consisting of the following ten Trustees: James A. Cardwell; Ernest A. Gerardi, Jr.; Ruth Ann M. Gillis; Ned S. Holmes; Robert P. Kogod; James H. Polk, III; John M. Richman; John C. Schweitzer; R. Scot Sellers and Robert H. Smith. Pursuant to a Shareholders’ Agreement we entered into with Messrs. Kogod and Smith, Messrs. Kogod and Smith are to be nominated to the Board of Trustees until 2011. See “Certain Relationships and Transactions — Shareholders’ Agreement.”
      The Common Shares represented by a properly executed proxy will be voted to elect the ten nominees named below, unless you indicate otherwise on the proxy. Should any of the nominees named below become unavailable for election, which is not anticipated, the Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board.
The Board of Trustees recommends that shareholders vote “FOR” the election of each nominee for Trustee.
Nominees

Trustee	Age	Business Experience	Trustee Since

James A. Cardwell	74	Chief Executive Officer of Petro Stopping Centers, L.P. (operation of full-service truck stopping centers) and its predecessor since 1975; Director of State National Bancshares, Inc. and its predecessor, Continental National Bancshares, Inc., since September 1974; Director of Verde Realty LLC since June 2005; and Director of El Paso Electric Company from May 1990 to May 2004.	1980
Ernest A. Gerardi, Jr.	70	Director of Charles E. Smith Residential Realty, Inc. (“Smith Residential”) (a predecessor of Archstone-Smith) from 1993 to October 2001; President and Chief Executive Officer of Smith Residential from February 2000 to July 2001; President and Chief Operating Officer of Smith Residential from 1993 to February 2000; Chairman of the Board and Chief Executive Officer of Consolidated Engineering Services, Inc. from 1994 to December 2002; a member of the Executive Committee of Charles E. Smith Management, Inc. from 1985 to 1994, where he had overall responsibility for day-to-day business operations and long-range planning; Executive Vice President and Senior Executive Vice President of Charles E. Smith Management, Inc. from 1985 through 1993; prior thereto, Mr. Gerardi was with Arthur Andersen and Co. for 27 years; and member of the American Institute of Certified Public Accountants and the D.C. Institute of Certified Public Accountants.	2001

Trustee	Age	Business Experience	Trustee Since

Ruth Ann M. Gillis	51	President of Exelon Business Services Company and Senior Vice President of Exelon Corporation since October, 2005; Executive Vice President of Commonwealth Edison Company and Senior Vice President of Exelon Corporation from August, 2004 to September, 2005; President of Exelon Business Services Company and Senior Vice President of Exelon Corporation from 2002 through August, 2004; Chief Financial Officer and Senior Vice President of Exelon Corporation from 2000 to 2002; Senior Vice President and Chief Financial Officer of Unicom Corporation from 1999 to 2000; Senior Vice President of Unicom Enterprises and ComEd Retail in 1999; Vice President and Treasurer of Unicom Corporation from 1997 to 1998; Vice President, Treasurer and Chief Financial Officer of The University of Chicago Hospitals and Health System from 1996 to 1997; Senior Vice President and Chief Financial Officer of American National Bank and Trust Company from 1993 to 1996; various positions including Vice President of First Chicago Corporation, from 1977 to 1992; Director, Potlatch Corporation (NYSE:PCH) since 2003; President of The University of Chicago Cancer Research Foundation Board of Trustees; Sustaining Member of The University of Chicago Cancer Research Foundation Women’s Board; Trustee of Chicago State University Foundation Board; Trustee of The Goodman Theatre; Member of The Chicago Network; Member of The Executives Club of Chicago; Member of The Economic Club of Chicago; and Executive Sponsor of Exelon Corporation’s Network of Exelon Women.	2004
Ned S. Holmes	61	Chairman of Ned S. Holmes Investments, Inc., a Houston-based real estate investment and development company, since October 1976; Member of the Board of Prosperity Bancshares, Inc. (and its predecessor Commercial Bancshares, Inc.) since 1980, serving as President from 1980 to 1985 and as Chairman since 1985; Director of Seitel, Inc. since March, 2004; President and Chief Executive Officer of Laing Properties, Inc., May 1990 through December 2005; Chairman and President of Parkway Investments/Texas, Inc., a Houston-based real estate investment and development company, from April 1984 through December 2005; Director of Security Capital Atlantic Incorporated (a predecessor of Archstone-Smith) from May 1994 to July 1998; Chairman Emeritus of the Port Commission of the Port of Houston Authority; Director and former Chairman of Greater Houston Partnership; Trustee of the Galveston Bay Foundation; Trustee of Memorial Hermann Hospital; Trustee of Baylor College of Medicine; Commissioner of Texas Parks and Wildlife; and Member of the Governor’s Business Council.	1998

Trustee	Age	Business Experience	Trustee Since

Robert P. Kogod	74	Chairman of the Executive Committee of the Board of Smith Residential from February 2000 to October 2001; Co-Chairman of the Board and Co-Chief Executive Officer of Smith Residential from 1994 to February 2000; President, Co-Chief Executive Officer and a Director of CESM, Inc. (formerly Charles E. Smith Management, Inc.) since 1964, where he oversaw and directed all phases of the leasing and management of the Charles E. Smith Companies’ office, residential and retail real estate portfolio; affiliated with the Charles E. Smith Companies in various capacities since joining the organization in 1959; formerly, Co-Chairman of the Board and Co-Chief Executive Officer of Charles E. Smith Commercial Realty, Inc. (ownership, operation and management of commercial office buildings), which, in January 2002, became Charles E. Smith Commercial Realty, a Division of Vornado Realty Trust (“Vornado”); Trustee of Vornado since January 2002; Member of the Board of Regents, The Smithsonian Institution; President, Hartman Institute, Jerusalem, Israel; Member of the Board of Directors, District of Columbia College Access Program; Member of the Board of Directors, Greater Washington Jewish Community Foundation; Member of the Board of Directors, Island Foundation, Mount Desert Island, Maine; and Member of the Board of Governors, Hillel International. Mr. Kogod is employed by us and is also the brother-in-law of Robert H. Smith, one of our Trustees.	2001
James H. Polk, III	63	Managing Director of SAMCO Capital Markets since July 2005; Partner of Rust Group, Austin, Texas (venture capital investments) from June 2000 to June 2005; Partner, Storage Investment Group, LTD., Co. (development and operation of self-storage facilities) from January 1998 to December 2002; Managing Director of Security Capital Markets Group Incorporated (an affiliate of the then principal shareholder of Archstone-Smith’s predecessor) from August 1992 to June 1997; affiliated with Archstone-Smith and its predecessors as President and Chief Executive Officer prior to June 1997; Member of the Board of Visitors, St. Johns College, Santa Fe, New Mexico and Annapolis, Maryland; and past President and Trustee of National Association of Real Estate Investment Trusts (“NAREIT”).	1976

Trustee	Age	Business Experience	Trustee Since

John M. Richman	78	Director of Security Capital Atlantic Incorporated (a predecessor of Archstone-Smith) from September 1996 to July 1998; Counsel to the law firm of Wachtell, Lipton, Rosen & Katz from January 1990 to December 2005; Vice Chairman of Philip Morris Companies Inc. from 1989 to 1990; Chairman and CEO of Kraft, Inc. from 1979 to 1989; Director of Chicago Council on Foreign Relations and Lyric Opera of Chicago; Life Trustee of the Chicago Symphony Orchestra, Evanston Northwestern Healthcare and Northwestern University; Trustee of Norton Museum of Art; retired Director of R.R. Donnelley & Sons Company and served as Acting Chairman and Chief Executive Officer of that company from October 1996 to April 1997; Member of the Council of Retired Chief Executives; and Member of The Commercial Club of Chicago.	1998
John C. Schweitzer	61	Director of Regency Centers (a national owner, operator and developer of grocery-anchored neighborhood retail centers) since March 1999; Trustee of the former Pacific Retail Trust from June 1997 to February 1999; President of Westgate Corporation (real estate and investments) since 1976; Director of Chase Bank of Texas-Austin since September 2000; Director of Homestead Village Incorporated (a national owner of extended stay hotels) from 1996 until 2000; Director of El Paso Electric Company from 1989 to 1992; Director of Enerserve Products Inc. from 1981 to 1986; Director of Circle K Corporation from 1976 to 1981; and Director of KLRU Public Television, Austin, Texas.	1976
R. Scot Sellers	49	Chairman and Chief Executive Officer of Archstone-Smith from June 1997 to July 1998 and from December 1998 to the present, with overall responsibility for Archstone-Smith’s strategic direction, investments and operations; Co-Chairman and Chief Investment Officer from July 1998 to December 1998; Managing Director of Archstone Communities Trust (“Archstone”) (a predecessor of Archstone-Smith) from September 1994 to June 1997, where he had overall responsibility for investment strategy and implementation; Senior Vice President of Archstone from May 1994 to September 1994; member of the Executive Committee of the Board of Governors and current Chairman of NAREIT; member of the Executive Committee of the Board of Directors of the National Multi Housing Council; Director of the Christian International Scholarship Foundation; Director of CEO Forum; and Director of the Alliance for Choice in Education.	1998

Trustee	Age	Business Experience	Trustee Since

Robert H. Smith	77	Chairman of the Charles E. Smith Residential Division of Archstone-Smith since November, 2001; Chairman of the Board of Smith Residential from February 2000 to October 2001; Co-Chairman of the Board and Co-Chief Executive Officer of Smith Residential from 1993 to February 2000; from 1962 to 1999, President, Chief Executive Officer and a Director of Charles E. Smith Construction, Inc. and its predecessor companies, where he directed all phases of development and construction of the Charles E. Smith Companies’ office, retail and residential real estate projects; affiliated with the Charles E. Smith Companies in various capacities since joining the organization in 1950; formerly Co-Chairman of the Board and a Director of Charles E. Smith Commercial Realty, Inc. (ownership, operation and management of commercial office buildings), which, in January 2002, became Charles E. Smith Commercial Realty, a Division of Vornado; and Trustee of Vornado and Chairman of Charles E. Smith Commercial Realty, a Division of Vornado, since January 2002. Mr. Smith is employed by us and is also the brother-in-law of Mr. Robert P. Kogod, one of our Trustees.	2001
      Our Corporate Governance Guidelines provide, subject to the terms of the Shareholders’ Agreement (see “Certain Relationships and Transactions — Shareholders’ Agreement”), that, unless waived by the Board, no person is eligible to be nominated for election as a Trustee once they reach the age of 75. Both Mr. Richman and Mr. Smith have been nominated to serve on the Board even though they have reached the age of 75. The Board asked Mr. Richman to serve for another term and approved a waiver of this requirement. The Shareholders’ Agreement provides that Mr. Smith will be nominated to serve on the Board until October 2011, regardless of his age.
Meetings and Committees
      The Board of Trustees held 9 meetings during 2005. Archstone-Smith encourages each member of the Board to attend all meetings, but it does not have an express policy concerning attendance at the annual meeting of shareholders. Nonetheless, at the annual meeting of shareholders held on May 4, 2005, all of the Trustees were in attendance. The Board undertook its annual review of Trustee independence in March 2006. In determining independence, the Board affirmatively determines whether Trustees have any “material relationship” with Archstone-Smith. When assessing the “materiality” of a Trustee’s relationship with Archstone-Smith, the Board considers, among other things, the independence standards set forth in the New York Stock Exchange corporate governance listing standards (including the special requirements for members of the Audit Committee) and all other relevant facts and circumstances, not merely from the Trustee’s standpoint, but from that of the persons or organizations with which the Trustee has an affiliation, including transactions and relationships between each Trustee or any member of his or her immediate family and Archstone-Smith and its subsidiaries and affiliates, between Trustees or their affiliates and members of Archstone-Smith’s senior management or their affiliates and those items reported under “Certain Relationships and Transactions” in this Proxy Statement. The Board also examines the frequency or regularity of the services underlying any such transactions, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to Archstone-Smith as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include certain commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. During the Board’s review of independence of Trustees, the Board examined the relationships each of the Trustees has with Archstone-Smith and any of its affiliates and affirmatively determined, based on that examination and the criteria described above, that each of Ms. Gillis and Messrs. Cardwell, Gerardi, Holmes, Polk, Richman and Schweitzer has no material relationship with

Archstone-Smith and each is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Board also determined that Messrs. Sellers, Smith and Kogod are not “independent”, because of their employment with Archstone-Smith.
      The Board has an Executive and Investment Committee (the “Executive and Investment Committee”), which is currently composed of Messrs. Sellers, Holmes, Kogod, Schweitzer and Smith. The Executive and Investment Committee has the authority to review and make recommendations regarding strategic actions, price our securities to be issued, and review and approve proposed investments and property dispositions. The Executive and Investment Committee held 10 meetings during 2005.
      The Board has a Management Development and Executive Compensation Committee (the “Executive Compensation Committee”), which is currently composed of Messrs. Schweitzer, Polk and Richman, each of whom is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The primary responsibilities of the Executive Compensation Committee are to (a) review, approve and make recommendations to the Board regarding our executive compensation arrangements and plans, (b) approve awards to officers and employees under incentive and share plans, (c) review compensation to be paid to our Trustees for their service on the Board, and (d) oversee the evaluation of management of Archstone-Smith and make recommendations to the Board as appropriate. The specific responsibilities and functions of the Executive Compensation Committee are described in the charter of the Executive Compensation Committee, which is available on our website at www.archstonesmith.com. The Executive Compensation Committee held 25 meetings during 2005.
      The Board has an Audit Committee, currently composed of Ms. Gillis and Messrs. Cardwell, Holmes and Polk. The Board has determined that each of these Trustees is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange and the applicable requirements of the Securities and Exchange Commission. The Board has also determined that Ms. Gillis satisfies the requirements of an “audit committee financial expert”, as such term is defined under the rules of the Securities and Exchange Commission. No member of the Audit Committee may serve on the audit committee of more than two other public companies, unless (1) the Board determines such simultaneous service will not impair the ability of such member to serve effectively on the Audit Committee, and (2) we disclose such determination in our annual Proxy Statement. The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of Archstone-Smith. The Audit Committee is primarily responsible for, among other things, (a) the appointment, replacement, compensation and oversight of independent public accountants, (b) reviewing all recommendations of the independent public accountants with respect to accounting methods and internal controls of Archstone-Smith, (c) reviewing and approving non-audit services and reviewing the scope of the audits conducted by the independent public accountants, and (d) overseeing our internal audit department. The Audit Committee’s role includes discussing with management and the independent public accountants Archstone-Smith’s processes to manage business and financial risk and for compliance with significant applicable legal and regulatory requirements. The Board has adopted a written charter that specifies the scope of the Audit Committee’s responsibilities and is available on our website at www.archstonesmith.com. The Audit Committee held 10 meetings during 2005.
      The Board has a Nominating and Corporate Governance Committee (the “Nominating Committee”), currently composed of Messrs. Richman, Cardwell and Holmes, each of whom is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange. The Nominating Committee is responsible for making recommendations to the Board on the slate of Trustees to be placed before shareholders for election at each annual meeting, for identifying and proposing to the Board candidates to fill any Board vacancies, and for reviewing, evaluating, and recommending changes to Archstone-Smith’s Corporate Governance Guidelines, which is available on our website at www.archstonesmith.com. The Nominating Committee held 6 meetings during 2005. The Nominating Committee has a written charter, which is available on our website at www.archstonesmith.com.
      We have adopted a Code of Business Conduct and Ethics applicable to our Board and officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. A copy of our Code of Business Conduct and Ethics is available through our website at www.archstonesmith.com. In addition, copies of our Code of Business Conduct and Ethics can be obtained, free of charge, by sending a written request to Investor Relations Department, Archstone-Smith Trust, 9200 East Panorama Circle, Suite 400, Englewood, Colorado 80112. Any amendments to or waivers of our Code of Business Conduct and Ethics that apply to the principal executive officer, principal financial officer and principal accounting officer or controller and that relate to any matter enumerated in Item 406(b) of Regulation S-K, will be disclosed on our website.
      During 2005, all Trustees attended at least 75% of the total number of meetings of the Board and at least 75% of the total number of meetings of each committee on which he or she served during the term of his or her service.
      Mr. Schweitzer has been selected by the Board to act as the Lead Independent Trustee (the “Lead Independent Trustee”) to preside at all executive sessions of the independent Trustees, executive sessions of the non-management Trustees and at meetings of the Board of Trustees in the absence of the Chairman. The independent Trustees and the non-management Trustees each met in executive session 4 times during 2005.
      Any reference to our website in this Proxy Statement does not incorporate by reference the information contained in the website and such information should not be considered a part of this Proxy Statement.
Shareholder Communication with Board Members
      Archstone-Smith has a process for shareholders to communicate with the Board, a specific Trustee, the non-management or independent Trustees as a group, or the Lead Independent Trustee. Shareholders may send written communications c/o Archstone-Smith Trust, Attn: Secretary, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112 (fax: 303-708-6954). The Secretary will review the communication and forward any such communication that is related to the operation of Archstone-Smith, and is not otherwise commercial, to the full Board, the Lead Independent Trustee, or to any individual Trustee or Trustees to whom the communication is directed, as appropriate. Shareholders may also communicate with the Board through MySafeWorkplace, a third party incident reporting system, by calling 1-800-461-9330 or through the MySafeWorkplace webpage at www.MySafeWorkplace.com. Shareholders who use this method of communication may elect to have their identity remain anonymous. Such communications received through MySafeWorkplace are sent directly to the Lead Independent Trustee. The head of our internal audit department and a member of our legal department, who act as the administrators of our MySafeWorkplace account, will also receive notice of, and have access to, such communications.
Trustee Compensation
      During 2005, Trustees who were not also our employees (“Outside Trustees”) received an annual retainer of $25,000 plus meeting fees as follows: prior to October 1, Trustees received $1,000 for each Board meeting attended and $500 for each committee meeting attended; on or after October 1, Trustees received $1,500 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, each Outside Trustee is awarded 2,000 restricted share units, pro rated for partial years of service, as of each annual meeting date, as discussed below. The Chairman of any committee of the Board also receives $3,000 per year per committee chaired. This fee was increased to $7,500 per year as of October 1, 2005; $1,875 was paid to each committee chairman for the last quarter of 2005. Effective October 1, 2005, the Lead Independent Trustee will be paid an annual fee of $7,500; a payment of $1,875 was made for the fourth quarter of 2005. In 2006, the Outside Trustees will receive the annual retainer and meeting fees described above, as increased effective October 1, 2005. Both the retainers and meeting fees are paid quarterly. Each Outside Trustee may defer compensation to be received under our Deferred Compensation Plan (as discussed below) in which certain of our employees also participate. Trustees are reimbursed for commercial airfare (or, if private air transportation is used, the cost such Trustee would have incurred for a commercial flight) and other travel expenses incurred in connection with attendance at Board meetings.

Outside Trustees Plan
      The purpose of the Archstone-Smith Trust Equity Plan for Outside Trustees (“Outside Trustees Plan”) is to enable the Outside Trustees to increase their ownership in us and thereby increase the alignment of their interests with those of our other shareholders. The Outside Trustees Plan provides for grants of restricted share units, which convert into Common Shares on a one-to-one basis when they vest, provided the Outside Trustee has not opted to defer settlement of such units. Restricted share units awarded prior to 2006 are entitled to accrue dividend equivalent units, which in turn may accrue further dividend equivalent units. Restricted share units granted in 2006 and later will no longer be entitled to earn dividend equivalent units but will instead receive a quarterly cash payment equal in amount to the dividend paid on our Common Shares. Such payments will be payable on restricted share units granted in 2006 or later which are held as of each dividend record date for our Common Shares. Additionally, the Outside Trustees will continue to earn dividend equivalent units on any outstanding option grants which were made between 1999 and 2001, and dividend equivalent units will continue to be credited on these dividend equivalent units. Our Secretary (the “Administrator”) administers the Outside Trustees Plan.
      The number of Common Shares reserved for issuance upon vesting or settlement of restricted share units or dividend equivalent units granted under the Outside Trustees Plan, upon the exercise of options granted under the Outside Trustees Plan prior to 2002 and upon settlement of deferred fees (as discussed below) currently is 400,000. In the event of changes to the outstanding Common Shares, such as in the case of certain corporate transactions, the Administrator may make equitable adjustments to the aggregate number of Common Shares available under the Outside Trustees Plan and the shares subject to outstanding awards under the plan to preserve the value of the benefits under the plan. In certain cases, the Administrator may also terminate awards under the Plan, subject to certain limitations with respect to outstanding options.
      On the date of each annual meeting of our shareholders, each Outside Trustee is granted 2,000 restricted share units (pro-rated to reflect partial years in the case of any Outside Trustee elected other than at an annual meeting). The restricted share units vest at the rate of 25% per year for grants made prior to July 2002 and at 33.33% per year for grants made after June 2002, with vesting beginning on the first anniversary date of the grant. Restricted share unit grants are subject to accelerated vesting in certain circumstances.
      Dividend equivalent units may be earned on options, restricted share units and dividend equivalent units, and are determined as soon as practicable after each January 1. For options, the number of new dividend equivalent units earned is determined by multiplying the average of the number of options held as of each dividend record date in the prior year by the difference between the average annual dividend yield on Common Shares for the prior year and the average annual dividend yield for the Standard & Poor’s 500 Stock Index for the prior year. For restricted share units, the number of new dividend equivalent units earned is determined by multiplying the average of the number of restricted share units held as of each dividend record date in the prior year by the average annual dividend yield on Common Shares for the prior year. The number of dividend equivalent units earned on previously earned dividend equivalent units is determined by multiplying the number of dividend equivalent units held as of December 31 of the prior year by the annual dividend yield on Common Shares for the prior year. The dividend equivalent units associated with any given award vest in accordance with the vesting schedule applicable to that award.
      Settlement of dividend equivalent units earned by Outside Trustees may be triggered by exercise of the associated options, settlement of the associated restricted share units, or cessation of service as a Trustee. Upon settlement, dividend equivalent units convert to Common Shares on a one-to-one basis. The settlement of restricted share unit awards and dividend equivalent unit awards under the Outside Trustees Plan may be deferred pursuant to our Deferred Compensation Plan, which is described below.
Deferred Compensation Plan
      Under the Deferred Compensation Plan, described in more detail later in this Proxy Statement, Outside Trustees may elect to defer payment of their eligible cash fees and settlement of their restricted share units and dividend equivalent units (the “Deferred Fee Plan”). Prior to 2006, an Outside Trustee could elect to defer eligible cash fees into phantom Common Shares or into another investment under the Deferred

Compensation Plan. If fees were deferred into phantom Common Shares they were entitled to earn additional phantom Common Shares following each dividend payable date for Common Shares. Such additional phantom Common Shares were determined by multiplying the number of phantom Common Shares held as of the dividend record date by the amount of the dividend paid on a Common Share, and dividing by the fair market value of a share on the dividend payable date. Beginning in 2006, Outside Trustees may no longer defer fees earned in 2006 or later in the form of phantom Common Shares, but may defer such fees into another investment under the Deferred Compensation Plan, including our stock. Any phantom Common Shares remaining on account will continue to earn additional phantom Common Shares, as described above, until they are settled. Phantom Common Shares will be settled based upon the date elected by the Outside Trustee in accordance with the Deferred Compensation Plan. Upon settlement, phantom Common Shares convert to Common Shares on a one-to-one basis. Shares available under the Outside Trustees Plan are used to satisfy this obligation.
EXECUTIVE COMPENSATION
      The following table presents the compensation for 2005, 2004, and 2003 paid to our Named Executive Officers.

				Restricted Share				All Other
Name and		Salary	Bonus	Awards		LTIP		Compensation
Principal Position	Year	($)	($)	($)(2)		Payouts (1)		($)(3)

R. Scot Sellers	2005	750,000	1,750,000	3,037,213	(5)	$4,351,649	(6)	5,431
Chairman and Chief	2004	650,000	1,750,000	2,650,000	(4)	—		5,750
Executive Officer	2003	650,000	1,780,000	—	(2)	—		5,977
J. Lindsay Freeman	2005	450,000	531,000	992,035	(5)	$948,380	(6)	8,186
Chief Operating	2004	400,000	540,800	891,500	(4)	—		7,262
Officer	2003	400,000	450,000	—	(2)	—		7,489
Charles E. Mueller, Jr.,	2005	380,000	474,000	794,414	(5)	$1,120,398	(6)	5,162
Chief Financial	2004	350,000	471,215	686,994	(4)	—		5,480
Officer	2003	350,000	392,900	—	(3)	—		5,707
Alfred G. Neely, President —	2005	339,625	385,125	600,025	(5)	—		276,748
Charles E. Smith	2004	325,000	350,000	400,000	(4)	—		8,988
Residential Division	2003	300,000	265,000	—	(2)	—		208,489
Mark A. Schumacher,	2005	238,500	177,200	175,000	(5)	—		5,176
Chief Accounting	2004	225,000	100,000	175,000	(4)	—		5,458
Officer	2003	225,000	100,000	—	(2)	—		5,685

(1)	The amounts shown represents performance units for the three year period, 2002-2004, that vested under the Special Long-Term Incentive Program. For more information on these grants, see Note (6) below.

(2)	No options have been granted to our Named Executive Officers since 2002. In addition, starting with fiscal year 2003, restricted share units granted as part of that year’s compensation were awarded in January or February of the following year. Accordingly, no restricted share units were issued in 2003. See notes (4) and (5) for restricted share units awarded as compensation for 2003 and 2004. At December 31, 2005, the total number of restricted share units held by the persons named (and the value of such restricted share units on such date determined based on the closing price of the Common Shares on the New York Stock Exchange on such date) are as follows: Mr. Sellers, 219,476 restricted share units ($9,193,849); Mr. Freeman, 126,259 restricted share units ($5,288,989); Mr. Mueller, 95,103 restricted share units ($3,983,865); Mr. Neely, 30,358 restricted share units ($1,271,696); and Mr. Schumacher, 6,744 restricted share units ($282,506).

(3)	Includes contributions made by us in the following amounts under the 401(k) Savings Plan for 2005, 2004, and 2003, respectively: for Mr. Sellers, $4,621, $4,940, and $5,167; Mr. Freeman, $4,621, $4,940, and $5,167; Mr. Mueller, $4,621, $4,940, and $5,167; for Mr. Neely, $4,621, $4,940, and $5,167; and for Mr. Schumacher, $4,621, $4,940, and $5,167. For 2005, 2004, and 2003, respectively, a portion of the amounts indicated in this column represents the payment of premiums paid by us on term life insurance policies in the following amounts: Mr. Sellers, $810, $810, and $810; Mr. Freeman, $3,564, $2,322, and $2,322; Mr. Mueller, $540, $540, and $540; Mr. Neely, $3,564, $2,260, and $2,064; and for Mr. Schumacher, $554, $518, and $518. Mr. Neely also received $268,562, $1,788 and $201,258 in 2005, 2004 and 2003, respectively, in taxable relocation expense reimbursement for expenses incurred in 2003 and 2005.

(4)	The amounts shown represent restricted share units awarded in January 2004 as part of 2003 compensation under the 2001 Long-Term Incentive Plan. Such restricted share units vest at a rate of 33.33% per year on each of December 3, 2004, 2005 and 2006, provided that the grantee remains employed by us. See “— 2001 Long-Term Incentive Plan.” The restricted share units awarded in January 2004 were as follows: Mr. Sellers 98,807; Mr. Freeman 33,240; Mr. Mueller 25,615; Mr. Neely 14,914; and Mr. Schumacher 6,525. Dividend equivalent units are earned on restricted share units granted prior to 2006. See “— 2001 Long-Term Incentive Plan.”

(5)	The amounts shown represent restricted share units awarded in January 2005 as part of 2004 compensation under the 2001 Long-Term Incentive Plan. The restricted share units vest at a rate of 33.33% per year on each of December 4, 2005, 2006 and 2007, provided that the grantee remains employed by us. The restricted share units awarded in January 2005 were as follows: Mr. Sellers 86,481; Mr. Freeman 28,247; Mr. Mueller 22,620; Mr. Neely 17,085; and Mr. Schumacher 4,983.

(6)	The amounts shown represent performance units awarded in January 2005 based on a three year performance period of December 2001 through December 2004, and were as follows: Mr. Sellers 123,908; Mr. Freeman 27,004; and Mr. Mueller 31,902. The performance units vested upon grant. Dividend equivalent units are earned on performance units granted prior to 2006. See “— 2001 Long-Term Incentive Plan.”

Option Grants in 2005
      During 2005 we granted 515,157 options to purchase Common Shares to 173 of our key employees and officers as part of a key employee retention program under the 2001 Long-Term Incentive Plan. No individual grants of options were made to any Named Executive Officer in 2005. Employees who are eligible for an annual option award will receive such award as part of such employee’s annual compensation in January or February of the following year. See “Compensation Committee Report on Executive Compensation — Key Elements of Compensation — Long-Term Incentives.”
Option Exercises in 2005 and Year-End Option Values
      The following table sets forth certain information concerning option exercises during 2005 and the year-end value of unexercised options for our shares owned by the Named Executive Officers.

			Common Shares Underlying		Value of Unexercised
			Unexercised Options at Year		In-the-Money Options at Year
			End (#)		End ($)(1)
	Shares Acquired on	Value
Name	Exercise (#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

R. Scot Sellers	500,000	$7,175,478	552,336	0	$11,295,695	0
J. Lindsay Freeman	107,007	$1,593,609	22,503	0	$423,056	0
Charles E. Mueller, Jr.	100,326	$1,488,762	108,990	0	$2,131,044	0
Alfred G. Neely	27,406	$463,881	0	0	0	0
Mark A. Schumacher	3,992	$47,065	3,867	0	$72,700	0

(1)	Based on the December 31, 2005 New York Stock Exchange closing price of $41.89 per Common Share.
Special Long-Term Incentive Program
      The Special Long-Term Incentive Program, established for certain of our executive officers in 2001, was extended through December 31, 2008. The table set forth below identifies the number of performance units awarded and earned under our Special Long-Term Incentive Program to certain of our Named Executive

Officers for calendar year 2005. The table also includes a separate column for performance units awarded to those Named Executive Officers for the three-year performance period commencing on January 1, 2006 and ending on December 31, 2008. As described below, these units will vest only if certain performance targets are met. If none of the targets are met, none of the units will vest.

	Performance		Performance Units
	Units Awarded for	2005 Performance	Awarded for 2006-
Name	2005 (#)	Units Vested (#)(1)	2008 (#)(2)

R. Scot Sellers(3)	56,969	43,296	170,908
J. Lindsay Freeman	16,877	12,827	50,633
Charles E. Mueller, Jr.	13,293	10,103	39,878

(1)	Units were granted and vested in January 2006.

(2)	Performance units that vest will be exchangeable for Common Shares on a one-for-one basis, but none of these performance units will vest until January 2009, depending upon the company’s performance.

(3)	25% of the performance units awarded to Mr. Sellers for the 2006-2008 performance period are subject to vesting based on the Executive Compensation Committee’s evaluation of Mr. Sellers’ progress in achieving specific long term goals, including improving the company’s operating platform, progress on succession planning, creating significant incremental value through the company’s acquisition, disposition and development activities, maintaining high morale and a strong culture within the company, and continued execution of the company’s key goals and objectives during the performance period.
      The actual number of performance units that vest are determined by the Executive Compensation Committee in January or February following the end of the applicable performance period (i.e., January 2006 for the 2005 performance period and January or February 2009 for the 2006-2008 performance period). The vested performance units are exchanged for an equal number of Common Shares. Any performance units that do not vest are cancelled. The holders of performance units have no right to vote, receive dividends or transfer the performance units until Common Shares are issued in exchange for the vested performance units.
      The number of performance units that vest can range from zero to the entire number of performance units awarded to the officer. With the exception of Mr. Sellers, vesting for one half of the performance units depends on our compounded annualized total shareholder return (“TSR”) for the applicable performance period on an absolute basis (“Absolute TSR”) and vesting for the remaining half of the performance units depends on the percentile our average annual compounded TSR over the applicable period puts us in relative to the companies in the NAREIT Apartment Index, as set forth in the chart below. With respect to Mr. Sellers, 25% of the performance units awarded to him for the 2006-2008 performance period are contingent upon the subjective evaluation of his performance during the performance period by the Executive Compensation Committee based on the criteria described in note (3) to the chart above. Vesting of the remaining 75% of the performance units for the three-year performance period will be determined in the same manner as vesting with respect to the other officers (i.e., 37.5% of the total units awarded to Mr. Sellers will be based on Absolute TSR and the remaining 37.5% will be based on performance relative to the companies in the NAREIT Apartment Index). The following chart describes the percentage of performance units that would vest based on the Company’s TSR during the applicable performance period:

50% of Units Awarded		50% of Units Awarded

	% of These	TSR vs. NAREIT	% of These
Absolute TSR	Units Vested	Apartment Index	Units vested

Less than 11%	0%	Below 60th Percentile	0%
11.0%	40%	60th Percentile	40%
11.5%	50%	65th Percentile	50%
12.0%	60%	70th Percentile	60%
12.5%	70%	75th Percentile	70%
13.0%	80%	80th Percentile	80%
13.5%	90%	85th Percentile	90%
14.0%	100%	90th Percentile	100%
      For 2005, TSR was determined by comparing the average of the daily TSR for December 2004 to the average of the daily TSR for December 2005. For the three-year performance period, TSR will be determined by comparing the average of the daily TSR from October 1, 2005 through December 31, 2005 to the average of the daily TSR from October 1, 2008 through December 31, 2008.
      Our annual compounded TSR for 2005 was 19.4%, which put us in the 66th percentile compared to the NAREIT Apartment Index. Accordingly, 100% of the performance units based on Absolute TSR vested and 52% of the performance units based on our TSR compared to the companies in the NAREIT Apartment Index vested, for a total vesting of 76% of the available performance units, as shown in the table above.
Employment Contracts, Termination of Employment and Change-in-Control Arrangements
      We have not entered into any employment contracts with any Named Executive Officer.
      Under our Long-Term Incentive Plan (the “2001 Plan”), if (i) a participant’s employment is terminated by us or our successor or an affiliated entity which is his or her employer, for reasons other than cause following a change in control (as defined in the 2001 Plan) of Archstone-Smith, or (ii) the 2001 Plan is terminated by us or our successor following a change in control without provision for the continuation of outstanding awards under the 2001 Plan, then in either such event all unexpired options and related awards will become immediately exercisable and all other awards previously made under the 2001 Plan will immediately vest.
      On August 12, 2002, Archstone-Smith entered into change in control agreements with each of the Named Executive Officers other than Mr. Neely, with whom Archstone-Smith entered into such an agreement on December 8, 2003. These change in control agreements provide that, during a specified protective period following a change in control of Archstone-Smith, if any such officer is terminated, other than for cause, or as a result of the officer’s death or disability, or if the officer resigns as a result of, among other matters, a material adverse change in the nature or scope of the officer’s duties or authority, and such termination or action is taken within the protective period applicable to such officer, then the officer will be entitled to receive a lump-sum payment, together with certain other payments and benefits, including continuation of certain employee benefits. The duration of the period during which the officer is entitled to continue to receive benefits and the amount of the lump-sum payment depends upon the officer’s level of responsibility and is based upon a multiple of base salary for the year in which termination occurs and a multiple of the greater of (i) the officer’s target bonus for the year in which termination occurs, based on the highest applicable performance targets having been met, or (ii) the actual bonus awarded to the officer for the year immediately preceding the year in which termination occurs. Each officer will also receive, if terminated within his or her applicable period after a change in control of Archstone-Smith, an amount equal to the officer’s pro-rated salary through the date of termination and the pro-rated target bonus that would be paid to the officer if the highest applicable performance targets were met for the year of termination, and, under certain circumstances, an additional payment required to compensate the officer for excise taxes imposed upon the severance payments made under the officer’s agreement.
2001 Long-Term Incentive Plan
      In connection with the reorganization of Archstone into an upREIT structure in October 2001, each outstanding award to acquire Archstone common shares under the 1997 Long-Term Incentive Plan was converted into a corresponding award to acquire the same number of our Common Shares under the 2001 Plan. The awards to acquire our Common Shares have the same exercise price, vesting and other terms and conditions as the Archstone awards for which they were substituted.
      In connection with our merger with Smith Residential on October 31, 2001, all outstanding restricted stock awards under the Smith Residential Directors Stock Option Plan and the Smith Residential First Amended and Restated 1994 Employee Stock and Unit Option Plan (collectively, the “Smith Plans”) vested and were settled. In addition, each outstanding option award related to Smith Residential common stock under the Smith Plans was converted into a corresponding award under the 2001 Plan based on a conversion ratio of 1.975 to one (including adjustment to the exercise price based on the same conversion basis) and immediately vested and became fully exercisable in accordance with the terms of the original agreements and respective plans.

General
      The 2001 Plan provides for the grant of non-qualified options (“NQOs”), incentive stock options (“ISOs”), share appreciation rights (“SARs”), bonus shares, share units, performance shares, performance units, restricted shares, and restricted share units, in addition to the replacement awards described above. Dividends or dividend equivalent units may be awarded in connection with any award under the 2001 Plan, except that dividend equivalent units will no longer be awarded on restricted share units granted after December 31, 2005. Dividend equivalent units will continue to be earned on previous grants of restricted share units and dividend equivalent units, in accordance with the Deferred Compensation Plan. Common Shares available under the 2001 Plan may also be used as a form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of us or any of our subsidiaries or affiliated companies. Certain awards under the 2001 Plan may be deferred pursuant to the Deferred Compensation Plan, as described below.
      No more than 20,000,000 Common Shares may be awarded under the 2001 Plan (including replacement awards), 1,000,000 is the maximum number of Common Shares that may be issued during any one calendar year to any individual in connection with options and SARs and 1,000,000 is the maximum number of Common Shares that may be issued to any individual during any one calendar year in connection with other awards which are intended to be “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code (discussed below). The Common Shares with respect to which awards may be made under the 2001 Plan will be shares currently authorized but unissued, or currently held or subsequently acquired by us as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the Executive Compensation Committee, an award under the 2001 Plan may be settled in cash rather than Common Shares. Any Common Shares allocated to an award that expires, lapses, is forfeited or terminated for any reason without issuance of the shares (whether or not cash or other consideration is paid to the individual in respect of such shares) may again become subject to awards under the 2001 Plan.
      In the event of certain transactions involving us (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Executive Compensation Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Executive Compensation Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the 2001 Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Executive Compensation Committee determines to be equitable.

Eligibility
      Subject to the terms and conditions of the 2001 Plan, the Executive Compensation Committee determines the individuals who will be eligible to receive awards under the 2001 Plan, and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. All of our employees and those of any of our subsidiaries or affiliated companies designated by the Executive Compensation Committee, and any consultant or other person providing services to us or any of our subsidiaries or affiliated companies, are eligible to participate in the 2001 Plan. ISOs, however, may only be awarded to our employees and the employees of our subsidiaries and affiliated companies.

Options
      In 2003, the Board adopted a policy not to reprice options. The Executive Compensation Committee may grant options to purchase Common Shares which may be either ISOs or NQOs. The purchase price of a Common Share under each option will not be less that the fair market value of a Common Share as of the close of business on the day immediately prior to the date the option is granted. The option will be exercisable in accordance with the terms established by the Executive Compensation Committee. The full purchase price of each share purchased upon the exercise of any option will be paid at the time of exercise. Except as otherwise determined by the Executive Compensation Committee, the purchase price will be payable in cash or in Common Shares (valued at fair market value as of the day of exercise), or in any combination thereof. The Executive Compensation Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Shares acquired pursuant to the exercise of an option as the Executive Compensation Committee determines to be desirable.

SARs
      The Executive Compensation Committee may grant an SAR in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. An SAR entitles the individual to receive the amount by which the fair market value of a specified number of Common Shares on the exercise date exceeds an exercise price established by the Executive Compensation Committee, which will not be less than the fair market value of the Common Shares at the time the SAR is granted. Such excess amount will be payable in Common Shares, in cash, or in a combination of cash and Common Shares, as determined by the Executive Compensation Committee. The Executive Compensation Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Shares acquired pursuant to the exercise of an SAR as the Executive Compensation Committee determines to be desirable.

Other Share Awards
      The Executive Compensation Committee may grant bonus shares (a grant of Common Shares in return for previously performed services, or in return for the individual surrendering other compensation that may be due), share units (a right to receive Common Shares in the future), performance shares and performance units (a right to receive Common Shares or share units, or the right to receive a designated dollar value of Common Shares that is contingent upon achievement of performance or other objectives), and restricted shares and restricted share units (a grant of Common Shares and a grant of the right to receive Common Shares in the future, with such shares or rights subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the individual or the achievement of performance or other objectives, as determined by the Executive Compensation Committee). Any such awards will be subject to such conditions, restrictions and contingencies as the Executive Compensation Committee determines.
Deferred Compensation Plan
      Under the Deferred Compensation Plan, our officers and certain other eligible employees may elect to defer payment of up to 75 percent of their base salary, 90 percent of their bonuses and certain amounts which cannot be contributed to our 401(k) Savings Plan due to limitations of the Internal Revenue Code. The minimum deferral for any calendar year is generally $5,000. The Deferred Compensation Plan is funded into a “rabbi trust” and participants in the Deferred Compensation Plan are treated as our unsecured general creditors.
      Amounts deferred under the Deferred Compensation Plan earn a rate of return based on a hypothetical investment in investment choices selected by the participant from alternatives we provide. We and our subsidiaries and affiliated companies may, but are not required to, actually invest the deferred compensation in such investment funds. Any actual investment made by an employer in its discretion is treated as part of the general assets of that employer.
      Participants in the Deferred Compensation Plan receive payment of deferred amounts as of the date selected by the participant, which generally must be at least three years after the date on which the amount would otherwise have been payable to the individual. (This does not apply to settlements of restricted share units or dividend equivalent units, which are described below.) All amounts are paid upon a participant’s termination of employment (although delayed payment may be provided in certain cases). Payments are made in the form of a lump sum or installments over a period not exceeding 5 years (15 years in the case of a participant whose employment terminates after the sum of his or her age and years of service equals at least 55). If the value of a participant’s account balance is less than $10,000, it will be paid in a lump sum. Payment prior to the deferred date elected by a participant (or prior to termination of employment) is permitted only in limited circumstances. Except as described below (or as discussed above with respect to Outside Trustees), all payments from the Deferred Compensation Plan are made in cash.
      Certain benefits under the Deferred Compensation Plan may be subject to Section 409A of the Internal Revenue Code. We intend to administer the plan in a manner that complies with section 409A and to amend the plan as and when needed in order to conform to the requirements of Section 409A, all as set forth in applicable IRS guidance.
      Prior to 2002, an individual receiving an award of restricted share units under the 2001 Plan could elect to defer settlement of such units to a future date so that upon vesting, the units would remain deferred under the Deferred Compensation Plan rather than being settled in the form of shares. Such deferred units would continue to earn dividend equivalents units in accordance with a formula applicable to the award under the 2001 Plan. Certain options awarded prior to 2000 were also entitled to earn dividend equivalent units. Dividend equivalent units thus earned would also earn dividend equivalent units in accordance with the 2001 Plan. Upon the settlement date selected by the individual in accordance with the Deferred Compensation Plan, the restricted share units and/or dividend equivalent units would convert to Common Shares on a one-to-one basis. Shares available under the 2001 Plan are used to satisfy this obligation. With respect to awards granted after January 1, 2002, an individual receiving an award of restricted share units could either elect to defer such units as described above, or elect to have the value of the units invested in any other available investment under the Deferred Compensation Plan.
      Restricted share units awarded after December 2005 will no longer be entitled to earn dividend equivalent units, but will earn a quarterly cash payment on such outstanding restricted share units held as of the dividend record date for the Common Shares. Such payments will be made on or after the dividend payable date, and will be equal in amount to the dividend paid on Common Shares. Amounts deferred under the Archstone Communities Trust Non-Qualified Savings Plan and the Smith Residential Realty Companies Deferred Compensation Plan as of December 31, 2001 were transferred to the Deferred Compensation Plan effective as of January 1, 2002.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Executive Compensation Committee is responsible for acting on behalf of the Board with respect to (i) general compensation and benefits practices, (ii) review and approval of salaries and other compensation actions for our executive officers, including the Chief Executive Officer, and certain of our other senior officers, and (iii) adopting, administering and approving awards under annual and long-term incentive compensation plans. None of the members of the Executive Compensation Committee are our officers or employees, and each is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange.
Compensation Philosophy
      The Executive Compensation Committee is committed to a compensation philosophy that places significant emphasis on rewarding our employees on the basis of our success in attaining corporate financial objectives and our employees’ success in attaining individual financial and qualitative performance objectives. Our compensation program is designed to:

•	attract, reward and retain highly qualified employees;

•	align shareholder and employee interests;

•	reward long-term career contributions to Archstone-Smith;

•	emphasize the variable portion of total compensation (cash and equity) as an individual’s level of responsibility increases;

•	provide fully competitive compensation opportunities consistent with performance; and

•	encourage teamwork.
      During 2005, the Executive Compensation Committee conducted a full review of our executive compensation programs. This review included a comprehensive report from an independent compensation consultant assessing the effectiveness of our executive compensation programs and relative competitiveness versus identified comparable companies of similar size and business characteristics as Archstone-Smith.
Key Elements of Compensation
      The key elements of our executive compensation program consist of base salary, annual incentives and long-term incentives. As an executive’s level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the executive’s role and relative impact on business results consistent with our variable pay-for-performance philosophy.

Base Salary
      Base salaries for senior executives are based on an overall assessment of the executive’s responsibilities and contribution to us. Base salaries are reviewed annually.

Annual Incentive
      Our senior executive officers are eligible for annual incentive awards based on a combination of our overall performance and the individual’s performance during the prior year. With respect to compensation for our senior executive officers, there are a range of incentive opportunities, including a defined threshold performance level, target performance level and a high performance level that exceeds the target performance level for the individual executive. The Executive Compensation Committee believes that the levels of performance associated with the earnings opportunity must be clearly communicated to the executives, including a discussion of the corporate goals and the individual’s goals.
      Annual company and individual performance goals are established by the Executive Compensation Committee at the beginning of each calendar year for our senior executive officers. Awards for these senior officers are then based on each senior officer’s achievement of his or her specific performance goals, our 3-year TSR compared to the performance of companies in the NAREIT Apartment Index over that same period and, to a lesser extent, our FFO growth for the calendar year and our FFO growth for the calendar year compared to the weighted average FFO growth for companies in the NAREIT Apartment Index for the calendar year.
      A senior executive becomes eligible for an annual incentive bonus once he or she meets the requirements of the threshold performance level. The target annual incentive performance is designed to deliver a level of total annual compensation (base salary and annual incentive) that is consistent with companies in the 75th percentile of the size-based peer group selected by the Executive Compensation Committee. Awards for performance at each of the performance levels will be at the discretion of the Executive Compensation Committee. Additionally, awards earned under the program may be further adjusted up or down at the discretion of the Executive Compensation Committee based on the quality of the results, extraordinary circumstances, and other factors that the Executive Compensation Committee deems relevant.

Long-Term Incentives
      Long-term incentives are designed to foster significant ownership of Common Shares by our management, promote a close alignment of interests between our management and shareholders, motivate our management to achieve long-term growth and success of our organization and enhance our shareholder value. It was determined during the 2001 compensation review, and reaffirmed during the 2005 review, that, in addition to aligning management with shareholders and rewarding management for long-term performance, the long-term incentive program should also serve as a tool to retain management, which is very important to our future success. As with our annual incentive program, long-term incentive awards will only be granted if performance of specified objectives are achieved. These objectives will be communicated to our management on an annual basis.
      Non-qualified options constitute an important component of compensation for officers below the level of senior vice president and for other selected employees. Option awards generally reflect the executive’s level of responsibility and impact on our long-term success. Additionally, consideration is given to the employee’s potential for future responsibility and impact. The number of shares covered by annual grants generally reflects competitive industry practices. In 2003, the grant date for option awards granted annually as part of compensation was moved from December to January or February of the following year. The exercise price of the option grant is equal to the fair market value of our Common Shares on the business day immediately preceding the grant date. The options vest ratably in December of the three succeeding years (e.g., the share option awards for 2005 were granted in February 2006 and vest ratably in December 2006, 2007 and 2008). Option grants awarded prior to December 2001 vested ratably over four years.
      Restricted share units are another component of compensation we utilize in order to promote long-term retention of critical executives and the growth of shareholder value. No restricted share units were granted to employees in 2003; instead the grant date for restricted share awards granted annually as part of compensation was moved from December to January or February of the following year. Such restricted share units vest ratably in December of the three succeeding years (e.g., the restricted share unit awards for 2005 were granted in February 2006 and vest ratably in December 2006, 2007 and 2008). Restricted share units granted prior to December 2002 vested ratably over periods ranging from 2 to 5 years.
      The Executive Compensation Committee believes long-term incentives are integral to motivating management to achieve our long-range goals and enhance shareholder value. The Executive Compensation Committee intends to continue to emphasize this element of the compensation package. In December 2001, we adopted the Special Long-Term Incentive Program in order to provide an additional long-term incentive opportunity for certain of our executives. This program was extended in 2005 to cover calendar year 2005 and a three-year performance period commencing January 1, 2006 and ending on December 31, 2008. See “Executive Compensation — Special Long-Term Incentive Program.”

Development Incentive Plan
      For each development project designated by the Executive Compensation Committee for inclusion in the Development Incentive Plan, a bonus pool equal to no more than 15% of the value created above a specified threshold level of return on cost for that development will be established, and the Executive Compensation

Committee will allocate each bonus pool that it establishes among our employees who the Executive Compensation Committee determines to have been instrumental in the success of the subject project. The Executive Compensation Committee will, for each project designated for inclusion in the plan, agree upon a threshold return on total cost. The bonus pool for a designated development project will typically be determined by the Executive Compensation Committee in the calendar year following the year in which the second anniversary of project stabilization (defined as 93% occupancy) for such project occurs. It is, however, within the Executive Compensation Committee’s discretion to determine a preliminary bonus pool after the first year anniversary of project stabilization, in which case only a portion of the preliminary bonus pool will be paid out. An employee must, except in the event of death or permanent disability, be employed by us at the time a bonus is to be paid in order to be eligible to receive his or her bonus under this plan. The bonus payment date is frequently four years or more after the purchase of the land for a given project, which promotes retention of key development executives. In addition, the Executive Compensation Committee has the right to modify or terminate the Development Incentive Plan at any time.
Chief Executive Officer Compensation
      The Executive Compensation Committee meets annually, without the Chief Executive Officer present, to evaluate the Chief Executive Officer’s performance and to determine the Chief Executive Officer’s compensation. In considering Mr. Sellers’ compensation, the Executive Compensation Committee considers his principal responsibilities, which are to provide our overall vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain strong relationships with the overall investment and analyst community. In determining Mr. Sellers’ 2005 annual bonus and long-term incentive award, the Executive Compensation Committee reviewed our financial performance relative to comparable REITs, our overall performance and Mr. Sellers’ individual performance. During 2005, we achieved several important objectives, which the Executive Compensation Committee believed Mr. Sellers was instrumental in accomplishing:

•	We achieved a 3-year cumulative total shareholder return of 117%, which outperformed market indices with the exception of the Russell 2000, and 9 of the top 10 public apartment companies.

•	During the years 2003 through 2005, inclusive, Archstone-Smith outperformed the NAREIT Apartment Index by over 2,330 basis points, producing returns for our shareholders in excess of $1.2 billion over and above that which they would have achieved had they invested Archstone-Smith’s equity market capitalization base of approximately $5.3 billion at the end of 2002 in the NAREIT Apartment Index over this same three-year performance period.

•	During 2005, we recorded GAAP net earnings of $612.7 million and record GAAP net earnings per share of $3.00 per share.

•	In each and every quarter during 2005, same store revenue performance improved, culminating in 5.5% revenue growth during the 4th quarter of 2005.

•	We achieved strong same store performance, with our five year same store net operating income performance exceeding our peer group average by 970 basis points.

•	We created significant value through the development of apartment communities in protected markets, including $219.7 million of completions representing 1,113 units, and $552.2 million in new construction starts representing 1,257 units.

•	We have significantly improved the quality of our portfolio through approximately $5.0 billion of overall transaction volume in 2005, including acquisitions, dispositions and development starts for Archstone-Smith and our taxable REIT subsidiary AMERITON Properties Incorporated (“Ameriton”), including the investment of an incremental $624 million in high quality assets in the difficult to penetrate Manhattan market.

•	We successfully completed $1.1 billion of non-core asset dispositions, producing a GAAP gain of $446.7 million, cash gain of $302.4 million, and an unleveraged internal rate of return of 14.2%.

•	Ameriton had a record year, with $455 million of sales producing pre-tax GAAP gains of $89.5 million and an average unleveraged pre-tax internal rate of return of 24%.

•	We continued to progress in developing a dominant operating platform: 20% of all December rent payments were made electronically through direct debit, approximately 9% of total leases executed were through the online leasing system and 36% of all leases for 2005 were sourced through the Internet.

•	The prudent management of our balance sheet enhanced our financial flexibility throughout the year. At February 28, 2006, we had approximately $387 million of liquidity, including cash on hand and available capacity on our unsecured credit facilities.

•	We have retained a strong, motivated management team, with minimal turnover.
      In view of these and other accomplishments, the Executive Compensation Committee awarded a cash bonus of $1,750,000 to Mr. Sellers for 2005. Additionally, in February 2006, as part of his fiscal year 2005 compensation, the Executive Compensation Committee awarded Mr. Sellers 68,567 restricted share units. Mr. Sellers was awarded 86,481 restricted share units in January 2005 as part of his fiscal year 2004 compensation. In January 2005, the Executive Compensation Committee also determined that of the 170,908 performance units Mr. Sellers was eligible to receive under our Special Long-Term Incentive Program for the performance period 2001-2004, Mr. Sellers should be awarded 123,908 units. In January 2006, the Executive Compensation Committee determined that of the 56,969 performance units Mr. Sellers was eligible to receive under our Special Long-Term Incentive Program for the performance period 2005, Mr. Sellers should be awarded 43,296 units. Effective January 1, 2005, Mr. Sellers’ base salary was increased to $750,000, which will also be his base salary for 2006. The Executive Compensation Committee believes that the combination of base salary, annual bonus award and share grants places Mr. Sellers’ total compensation in the top 25% of comparable companies.
Section 162(m)
      The Executive Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code on the deductibility of compensation paid to certain executives to the extent such compensation exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although our plans are designed to relate compensation to performance, certain elements of the plans may not meet the tax law’s requirements because they allow the Executive Compensation Committee to exercise discretion in setting compensation. The Executive Compensation Committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the Executive Compensation Committee will continue to monitor the requirements of the Internal Revenue Code to determine what actions, if any, should be taken with respect to Section 162(m).
      This report is submitted by the members of the Executive Compensation Committee: John C. Schweitzer, Chairman, James H. Polk, III and John M. Richman.
REPORT OF THE AUDIT COMMITTEE
      Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future related filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.
      The Audit Committee has reviewed and discussed Archstone-Smith’s unaudited financial statements for the quarters ended March 31, June 30 and September 30, 2005 and our December 31, 2005 audited financial statements with management and with KPMG LLP, our independent registered public accountants. Each member of the Audit Committee is “independent” in accordance with the applicable corporate governance listing standards of the New York Stock Exchange.

      Our Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included (i) the auditor’s judgment about the quality, not just the acceptability, of our accounting principles as applied in our financial reporting, (ii) methods used to account for significant unusual transactions, (iii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (iv) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates, and (v) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.
      The Audit Committee has also received from KPMG LLP the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence, and has discussed with KPMG LLP their independence relative to us, including whether the provision of their services is compatible with maintaining KPMG LLP’s independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2005 audited financial statement be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

James A. Cardwell, Chairman
Ruth Ann M. Gillis
Ned S. Holmes
James H. Polk, III

PERFORMANCE GRAPH
      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Common Shares against the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and the NAREIT Equity REIT Index for the five-year period commencing December 31, 2000 and ended December 31, 2005.(1) The Common Share price performance shown on the graph is not necessarily indicative of future price performance.

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005

Archstone-Smith	$100	$109	$104	$133	$198	$226

S & P 500	$100	$91	$71	$91	$101	$106

NAREIT Equity REIT Index	$100	$114	$118	$162	$213	$239

(1)	Assumes that the value of the investment in Common Shares and each index was $100.00 on December 31, 2000 and that all dividends were reinvested.
CERTAIN RELATIONSHIPS AND TRANSACTIONS
Shareholders’ Agreement
      In connection with our merger with Smith Residential, we entered into a Shareholders’ Agreement with the Operating Trust, Robert H. Smith and Robert P. Kogod, pursuant to which Robert H. Smith, Robert P. Kogod and Ernest A. Gerardi, Jr. became members of the Archstone-Smith Board of Trustees. Each of Messrs. Smith and Kogod, or their replacement nominees, will have the right to be nominated to serve on our Board of Trustees until October 2011, provided that such person or persons or entities related to such person continue to beneficially own at least 1,000,000 Archstone-Smith Common Shares. Messrs. Smith and Kogod, or their replacement nominees, will also serve as members of the Executive and Investment Committee for so long as such persons have the right to be nominated as Trustees.
      In accordance with the Shareholders’ Agreement, throughout Mr. Smith’s employment with us he will be entitled to receive an annual minimum salary of $300,000 and an annual minimum bonus of $150,000. Throughout Mr. Kogod’s employment with us he will be entitled to receive an annual minimum salary of $100,000. In addition, during each year of his employment with us, Mr. Smith will be entitled to receive options to purchase not less than 100,000 of our Common Shares. Mr. Smith has indicated that he intends to end his employment with us on or before December 31, 2007.
Tax-Related Undertakings of the Operating Trust
      In connection with the merger of Archstone with Charles E. Smith Residential Realty L.P. (“Smith Partnership”) on October 31, 2001, the Operating Trust has agreed in its current declaration of trust, for the benefit of the holders of the Smith Partnership units that were converted into units of the Operating Trust, not to sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, any of the properties that were held by Smith Partnership (the “Smith Partnership Properties”) or any interest therein, or any of the Operating Trust’s interest (as successor to Smith Partnership) in Smith Realty Company, a wholly owned subsidiary that provides property management services to the Operating Trust (as successor to Smith Partnership) and third parties. These restrictions, which benefit Messrs. Smith and Kogod, among others, are effective until January 1, 2022. In addition, the Operating Trust has agreed to maintain specified levels of borrowings outstanding with respect to the Smith Partnership Properties for the same period, and has made other specified undertakings. These provisions are intended to ensure that the former holders of Smith Partnership units who now hold units of the Operating Trust will be able to continue to defer the gain that would be recognized by them for tax purposes upon a sale by the Operating Trust of any one or more of the Smith Partnership Properties, upon the sale by the Operating Trust of any of its interest in Smith Realty Company, or upon the repayment of borrowings relating to the Smith Partnership Properties. If the Operating Trust sells any of the Smith Partnership Properties or any interest therein or its interest in Smith Realty Company without satisfaction of certain conditions, or repays borrowings relating to the Smith Partnership Properties, the Operating Trust may be liable for monetary damages for engaging in these undertakings.
Related Party Transactions
      Ameriton paid approximately $4.8 million, $3.2 million and $1.5 million to certain of our officers and employees related to realized returns on investments sold during 2005, 2004 and 2003, respectively, none of which were made to members of Ameriton’s board. Four members of Ameriton’s board (James H. Polk, III, John C. Schweitzer, R. Scot Sellers and Charles E. Mueller, Jr.) are Trustees of Archstone-Smith or executive officers of Archstone-Smith and the Operating Trust.
      During 1997, as part of an employee share purchase plan, certain officers and other employees purchased Common Shares of Archstone-Smith. Archstone-Smith financed 95% of the total purchase price by issuing notes representing approximately $17.1 million. As of December 31, 2005, the aggregate outstanding balances on these notes were approximately $335,755.
      Archstone-Smith has the following business relationships with business entities or family members of Board of Trustee members Robert H. Smith and Robert P. Kogod:

On April 8, 2002, the Operating Trust entered into an Office Space Easement and Cost Sharing Arrangement with CESM, Inc. and others. CESM, Inc. is controlled by two of our trustees, Mr. Smith and Mr. Kogod. During 2005, CESM, Inc. paid to us a total of $59,316 for office services provided by us to CESM, Inc. and $33,662 for certain employee expenses. For that same period, we paid to CESM, Inc. $234,808 for a portion of the rent due for the executive suites that CESM, Inc. leases and that is utilized by Mr. Smith and Mr. Kogod while working for us and $41,797 for certain employee expenses to support Mr. Smith and Mr. Kogod.

Mr. Smith owns a residence within a condominium in Crystal City, where Archstone-Smith staffs the property with doormen, maintenance, and administrative staff. We are contractually reimbursed by the condominium association for payroll and benefits costs and we receive a contractual monthly management fee of $1,800 for other Archstone-Smith management oversight. We do not have an ownership interest in this property. We billed $185,566 during 2005 for expenses incurred and management fees for this property.

Mr. Smith and Mr. Kogod have a 0.33% and 4.36% ownership interest, respectively, in two apartment communities in Washington D.C. We receive a contractual management fee of 4.5% of revenues to manage the property and perform all accounting functions. We do not have an ownership interest in this property. We billed $966,359 during the twelve months ended December 31, 2005 for expenses incurred and management fees for this property.

Mr. Smith’s daughter was employed with us and our predecessor, Smith Residential, from September 1980 through January 2006 as a Vice President in Marketing. She received a salary and bonus of approximately $109,400, and received options grants with a face value of $237,000, as compensation during 2005.
NOMINATION PROCESS
      Trustees may be nominated by the Board or by a security holder or security holder group in accordance with the By-Laws and the Corporate Governance Guidelines of Archstone-Smith. In addition, the Nominating Committee will consider nominee recommendations from a security holder or group of security holders (a “Qualifying Security Holder”) that has beneficially owned more than 5% of Archstone-Smith’s Common Shares for at least 1 year as of the date of the recommendation. To date, Archstone-Smith has not received any nominee recommendations from security holders, but the Nominating Committee would evaluate any such recommended nominee in the same manner and apply the same criteria that the Nominating Committee would apply in considering any prospective candidate for a vacancy on the Board or any nominee recommended by management or another Trustee. For a Qualifying Security Holder to submit a candidate for consideration by the Nominating Committee, the Qualifying Security Holder must notify Archstone-Smith’s Secretary. In addition, our By-Laws permit security holders to nominate Trustees at the annual meeting of shareholders at which Trustees are to be elected. To nominate a Trustee for election at the 2007 annual meeting, a Qualifying Security Holder must send notification of such holder’s intention by no later than December 13, 2006 to: Archstone-Smith Trust, Attn: Secretary, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112. In either case, the notice must meet all of the requirements contained in our By-Laws.
      The notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	any other information the Qualifying Security Holder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a trustee if elected;

•	whether the proposed nominee is going to be nominated at the annual meeting of shareholders or is only being provided for consideration by the Nominating Committee;

•	the name and record address of the Qualifying Security Holder who is submitting the notice;

•	the number of shares of voting stock of Archstone-Smith which are owned of record or beneficially by the Qualifying Security Holder who is submitting the notice;

•	a description of all arrangements or understandings between the Qualifying Security Holder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the Qualifying Security Holder;

•	if the Qualifying Security Holder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of shareholders, a representation that the Qualifying Security Holder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; and

•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
      Though the Nominating Committee does not have any established process for identifying prospective new nominees for the Board, it has from time to time, including in 2005, retained the services of SpencerStuart, an executive search firm, to assist it in identifying and evaluating potential Trustee nominees. As vacancies occur on the Board and as the need for new Trustees may otherwise arise in the future, the Nominating Committee will evaluate and determine what process would best assist them in identifying prospective candidates meeting the qualifications, skills and qualities sought.
      The Nominating Committee has not adopted a policy with respect to minimum qualifications for Board members or specific skills or qualities that one or more Trustees should have. As vacancies occur or as new Board members are otherwise sought, the Nominating Committee has and will determine the specific qualifications, skills and qualities required to fill that position and to complement the existing qualifications, skills and qualities of the other Board members. In considering any prospective new candidate for the Board, the Nominating Committee will evaluate the candidate’s education, experience, knowledge, integrity, skills and other attributes in light of any specific qualifications, skills and qualities that might be determined by the Nominating Committee to be desirable. The Nominating Committee will identify qualified candidates and provide its recommendations to the Board, which will decide whether to invite the candidate to be a Board member. In making its recommendations to the Board for nominations and renominations, the Nominating Committee considers Archstone-Smith’s contractual obligations under its Shareholders’ Agreement with certain security holders.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires our Trustees, executive officers and beneficial owners of more than ten percent of the outstanding Common Shares to file reports of ownership and changes in ownership of the Common Shares with the Securities and Exchange Commission and to send copies of those reports to us. Based solely on a review of those reports and amendments thereto furnished to us and on representations made to us by our Trustees and executive officers, we believe that no such person failed to file any such report or report any transaction on a timely basis during 2005, with the exception of Mr. Smith and Mr. Gerardi, who each filed one report late. Mr. Smith and Mr. Gerardi sold shares through their 401(k) plans, but these sales were not reported to us by the 401(k) provider until after the filing deadline. Mr. Smith sold 15 shares and Mr. Gerardi sold 175 shares.
PROPOSAL 2 — RATIFICATION OF RELATIONSHIP WITH
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
      Subject to shareholder ratification, the Audit Committee has selected KPMG LLP, certified public accountants, to serve as the auditors of Archstone-Smith’s books and records for the coming year. KPMG LLP has served as our auditors since 1980. A representative of KPMG LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.

      The fees billed by KPMG LLP in 2004 and 2005 for services provided to Archstone-Smith were as follows:

	2004	2005

Audit Fees(1)	$1,597,000	$1,363,205
Audit-Related Fees(2)	202,500	331,400
Tax Fees(3)	219,650	111,693
All Other Fees(4)	0	0
TOTAL	$2,019,150	$1,806,298

(1)	“Audit Fees” are the aggregate fees billed by KPMG LLP for professional services rendered for the audit of Archstone-Smith’s annual financial statements for the years ended December 31, 2005 and December 31, 2004 and the reviews of the financial statements included in Archstone-Smith’s quarterly reports on Form 10-Q during 2005 and 2004. “Audit Fees” also includes amounts billed for registration statements filed and related comfort letters and consents amounting to $147,205 and $57,000 in 2005 and 2004, respectively. These fees include fees billed in connection with KPMG LLP’s analysis of the effectiveness of our internal controls.

(2)	“Audit-related fees” include fees billed for assurance and related services that are reasonably related to the performance of the audit and not included in the “audit fees” described above, including audits of joint ventures and unconsolidated and consolidated subsidiaries and, in 2005, $178,200 for Rule 3-14 audits.

(3)	“Tax Fees” are fees billed by KPMG LLP in either 2005 or 2004 for tax services, including tax compliance, tax advice or tax planning.

(4)	“All Other Fees” are fees billed by KPMG LLP in 2005 or 2004 that are not included in the above classifications.
The Board of Trustees recommends a vote “FOR” the proposal to ratify the appointment of KPMG LLP for the current fiscal year.
Pre-Approval Process
      All services provided by KPMG LLP in 2005 were, and all services to be provided by KPMG LLP in 2006 will be, permissible under applicable laws and regulations and have been, and will continue to be, pre-approved by the Audit Committee. All audit and permissible non-audit services are pre-approved by the Audit Committee or fall within guidelines that have been pre-approved by the Audit Committee. In particular, the Audit Committee approved the engagement of KPMG LLP for non-audit services, consisting of certain specified tax-related services during 2004, 2005 and 2006, provided that the fees for these services did not exceed $400,000 in the aggregate or $100,000 for any one service.
ANNUAL REPORT
      Archstone-Smith’s 2005 Annual Report, which includes financial statements, is being mailed to shareholders together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.
SHAREHOLDER PROPOSALS
      Any proposal by a shareholder of Archstone-Smith intended to be presented at the 2007 annual meeting of shareholders must be received by Archstone-Smith at its principal executive offices not later than December 13, 2006, for inclusion in Archstone-Smith’s Proxy Statement and form of proxy relating to that meeting.

      In addition, shareholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the Proxy Statement. To do so, the shareholder must comply with the procedures specified by Archstone-Smith’s By-Laws. Archstone-Smith’s By-Laws require that all shareholders who intend to make proposals at an annual shareholders’ meeting submit their proposals to Archstone-Smith during the period 90 to 120 days before the first anniversary date of the Proxy Statement released to shareholders in connection with the previous year’s annual meeting. To be eligible for consideration at the 2007 annual meeting, proposals which have not been submitted by the deadline for inclusion in the Proxy Statement must be received by us between December 13, 2006 and January 12, 2007.
OTHER MATTERS
      We are not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

Caroline Brower
General Counsel and Secretary
April 12, 2006

ARCHSTONE-SMITH TRUST
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
OF ARCHSTONE-SMITH TRUST
     The undersigned shareholder of Archstone-Smith Trust, a Maryland real estate investment trust (“Archstone-Smith”), hereby appoints R. Scot Sellers, Charles E. Mueller, Jr., and Caroline Brower, and each of them, as proxy for the undersigned, with full power of substitution to attend the Annual Meeting of Shareholders of Archstone-Smith to be held on May 17, 2006, at 11:00 a.m., Mountain Time, at The Brown Palace, 321 Seventeenth Street, Denver, Colorado 80202 and at any adjournment(s) or postponement(s) thereof, and to vote and otherwise represent all the shares that the undersigned is entitled to vote with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner as further described in the accompanying Proxy Statement. The undersigned hereby revokes any proxy previously given with respect to such shares.
     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” ITEM 1 AND ITEM 3 AND “AGAINST” ITEM 2 ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.
FOLD AND DETACH HERE

Archstone-Smith Trust
Annual Meeting of Shareholders
ADMISSION TICKET
May 17, 2006
11:00 a.m. (Mountain Time)
The Brown Palace
321 Seventeenth Street
Denver, Colorado 80202

Please mark your vote as indicated in this example ☒
THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:
     1. The election of each of James A. Cardwell, Ernest A. Gerardi, Jr., Ruth Ann M. Gillis, Ned S. Holmes, Robert P. Kogod, James H. Polk, III, John M. Richman, John C. Schweitzer, R. Scot Sellers and Robert H. Smith to serve as Trustees until the annual meeting of shareholders in 2007 and until his or her successor is duly elected and qualified.

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

☐	☐

Instruction: To withhold authority to vote for one or more nominees, check the box “For All Nominees” and then write in the space provided below the name of the nominee or nominees for which authority to vote is being withheld:

THE BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:
     2. Ratification of appointment of KPMG LLP as auditors for the current fiscal year.

FOR	AGAINST	ABSTAIN

☐	☐	☐

     3. To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.
MARK HERE IF YOU PLAN TO ATTEND
THE MEETING

☐

Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, or as an officer signing for a corporation, please give your full title under signature.

Signature

Signature, if held jointly

Date:	, 2006

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Internet
http://www.eproxy.com/asn
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.
OR
Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
OR
Mail
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement on the Internet at:
http://www.archstonesmith.com